EXHIBIT 99.1

                                   LION, INC.

                                                                    January 2005

Valued Shareholders,

         2004 was an extraordinary year for LION. The completion of two strategic acquisitions in less than twelve months set the tone for the year as one of integration and a re-engineering of the Company's business model to compete effectively in a changing mortgage market. To have restructured the Company so significantly, and to do it profitably, has been quite an achievement. We largely accomplished the goals we set for ourselves in 2004 and the stock market rewarded our achievements with a stock price that closed 80% higher at the end of 2004 when compared to year end 2003, reflecting a 112% increase in market capitalization.

         At the time of this writing LION's fourth quarter 2004 and full year 2004 financial and operating results have not been released and won't be until late February 2005; accordingly, I won't address the Company's full year 2004 financial results until that time.

         With 2004 behind us I thought it might be important to spend a few moments reflecting on the accomplishments of the past year and the challenges that lie ahead.

2004 HIGHLIGHTS

     This past year has been marked by many achievements that, as a result of the hard work and dedication of LION's skilled employees, transformed LION from a single dimensional company to one with a more multidimensional platform with expanded products and services that provide new opportunities for continued growth in revenue and profitability. A few of these achievements include:

     o    STRATEGIC ACQUISITIONS

          - Completed two strategic acquisitions that have expanded the Company's revenue opportunities

          -    Introduced a major new product offering

     o    FINANCIAL AND OPERATING PERFORMANCE

          -    Diversified and significantly increased revenue

          -    Strengthened the Company's balance sheet

          - Remained profitable while absorbing acquisition and integration costs

          - Maintained SAS 70 Type II Audit compliance for controls in operation and testing of operating effectiveness for the Company's enterprise solutions

          - Ongoing commitment to conservative governance including compliance with Sarbanes-Oxley and early adoption of expensing options for financial transparency

     o    CORPORATE COMMUNICATION AND VISIBILITY

          -    Initiated quarterly earnings conference calls

          -    Implemented a more proactive investor communications strategy

          - Named by Deloitte and Touche as one of the 50 fastest growing technology companies in the State of Washington

     STRATEGIC ACQUISITIONS - As much of the last twelve months have been devoted to strategic expansion through acquisition and integration, it is pertinent to provide an update on the progress of melding 3 diverse organizations into an integrated operating unit. Blending the technology, infrastructure and product framework of Ignition Mortgage Technology Solutions ("Ignition") with those of LION resulted in the development and release of a new marketing productivity suite that integrates best of breed technology and processes of Ignition and LION to target a broader customer audience resulting in new revenue streams for the Company. We have announced two key customer successes related to the launch of the product, and with the market feedback we have received to date, we expect to report additional customer launches in the months ahead.

     Our Fall 2004 acquisition of Tuttle Risk Management Services ("TRMS") leverages an important distribution channel for LION's Capital Markets related risk management technology to expand the universe of potential customers for a diversified product and service offering that provides mortgage lenders with the ability to choose between a technology solution that can be integrated into a lender's secondary marketing department, or a more comprehensive solution leveraging the depth and experience of our hedging advisory operation.

     The integration of the TRMS acquisition, while not devoid of operational and integration challenges, is far less complex and more streamlined than the Ignition acquisition. The transaction allows us to combine our respective California based operations to reduce overhead and increase efficiency. Our risk management operations are targeted to be operating out of a single Bay Area location before the end of the first quarter.

     Together these acquisitions, whose enterprise solutions focus on the needs of lenders to manage risk, market to borrowers and process loans efficiently, when combined with LION's mortgage broker and consumer oriented infrastructure, yield a comprehensive set of products and services that fulfill our strategy to provide innovative solutions from LEADS TO LOANS TO CAPITAL MARKETS to streamline the mortgage fulfillment process.

     FINANCIAL AND OPERATING PERFORMANCE - Despite the distraction and effort required to integrate two acquisitions, LION achieved both operating profit and net income in the third quarter of 2004. Given the scope of the effort to combine our companies, this was no small achievement. We expect to continue to expand the Company's revenues and to enhance profitability while doing so.

     Demonstrating the success we had in integrating our acquisitions, operating expenses were sequentially lower throughout the year. To position the Company to succeed in the years ahead, we have invested in personnel and infrastructure to build a platform from which to drive future growth. We will focus resources in 2005 on developing the Company's brand, marketing its products and increasing market share.

     Our balance sheet improved substantially and steadily through 2004 as the Company continued to increase its cash position even while investing in its platform. Our customer base expanded through the year and now includes approximately 12,000 mortgage brokers, 50,000 realtors and over 200 lenders.

     Operationally we consolidated the Company's data centers and other mission critical infrastructure to enhance efficiency while ensuring protection and stability of customer and Company information and processes LION again passed its SAS 70 Type II audit of controls and procedures for operating effectiveness for the Company's LockPoint Xtra(R) and Pipeline Tools applications for the six month period ended October 31, 2004, a valuable tool in marketing the Company's product offerings.

     LION is committed to conservative governance practices and transparency in our financial reporting and that is underscored by our election to voluntarily expense options, a move unique to a company of our size.

     COMPANY COMMUNICATION - LION implemented a strategy to improve its communication with all of its key constituents including customers, partners, vendors, shareholders and employees. We initiated earnings conference calls that allow us to provide more insight into our financial results and expectations for future performance. We also issued more press releases to provide important news on our progress, and we substantially increased the number of investor road shows and presentations as we sought to expand our universe of investors. We will continue to expand our communication effort throughout 2005 as we communicate customer wins, operating performance and strategic initiatives.

     Our communication effort is somewhat constrained by the fact that many of LION's competitors are privately held companies or are subsidiaries of larger public institutions and, as such, we must be mindful of releasing information of a competitive or sensitive nature. The confidentiality provisions of some of our customer agreements will also impact our disclosure of certain terms of our relationships.

     2005 OUTLOOK

     The mortgage market has for the last couple of years generated record setting volume fueled by a 2-3 year surge in mortgage refinancing activity that resulted from a historically low interest rate environment. As the Federal Reserve has altered the dynamics of its monetary policy to combat the perceived threat of inflation, the Fed Funds rate has been on the rise, though in measured fashion. While rates have not risen substantially, the increase has weighed down the refinance market and mortgage origination has abated as a result.

     LION was not and is not reliant on refinancing to drive its business. Nevertheless, lower mortgage volume, while still very high by historical standards, is creating pressure for consolidation amongst lenders and the vendors who serve them. In an environment expected to be active in terms of mergers and acquisition activity, LION will face both opportunities and challenges.

     As a result of a more competitive environment, lenders and mortgage professionals in general will be compelled to seek alternative strategies to deliver products and services that attract borrowers. Our new marketing productivity suite introduced in the late Fall is designed to assist mortgage loan originators in attracting borrowers as well as in processing information efficiently.

     While concern about decelerating mortgage origination is justifiable, the housing market is forecast to remain robust, and we believe that LION is well positioned to take advantage of the changing needs of the diverse constituency we serve and to expand our revenue and profitability while others come under increasing pressure to perform. The strengthening of the Company's platform in the last year also lends itself to strategic partnerships and ventures to leverage additional distribution channels to deliver our products and services. Similarly, the Company continues to actively evaluate expansion through acquisition, though prospective transactions must pass a rigorous evaluation screen to be deemed appropriate.

     In order to meet the challenges of the next couple of years and to appropriately position the Company's resources to address the priorities that will ensure success, we have undertaken a comprehensive strategic planning and budgeting review unlike anything the Company has previously attempted. The review will be completed in the first quarter and will likely have implications as to the Company's organizational structure and the way we allocate resources.

     SUMMARY

     Our top priority in 2005 is to expand the breadth and depth of our products and services and to raise the Company's brand visibility to generate revenue growth with increasing profitability to drive growth in shareholder value. We have begun to transform our business model to compete on a broader scale, strengthened our balance sheet and achieved operating profitability amidst the distraction and expense of a complex integration of infrastructure and product offerings. A philosophy of striving for operational excellence in a culture focused on meeting our customers' needs with innovative solutions underscores the Company's dedication to ensuring success in the months and years ahead.

     Through a combination of organic and strategic growth, LION's revenues have grown substantially in the last year. Our transformation should allow us to anticipate minimum growth in revenue in excess of 20% annually. As our products and services reach scale, we expect higher margins and accelerating profitability. Despite additional funding commitments we expect to make for marketing and research and development, the Company's balance sheet will continue to build upon an already strong foundation.

     I appreciate your continued interest in and support of LION and look forward to reporting to you regularly throughout the coming year at the annual meeting, in quarterly earnings calls and in the press announcements that communicate our achievements. I would also like to extend a thank you to our employees and customers whose contributions to our efforts create the opportunity to deliver higher value to our shareholders. Best wishes to all of you for a successful 2005.

Regards,



Randall D. Miles
Chairman & CEO